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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the proxy statement, prospectus and Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4) of Tellabs, Inc. for the registration of up to 10,890,152 shares of its common stock and to the incorporation by reference therein of our reports dated January 20, 1999, with respect to the consolidated financial statements and schedule of Tellabs, Inc., included and incorporated by reference in its Annual Report (Form 10-K) for the year ended January 1, 1999, filed with the Securities and Exchange Commission.



                                                       /s/ Ernst & Young LLP



Chicago, Illinois
August 4, 1999